Exhibit 99.22
For Immediate News Release
July 29, 2020

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2020 OPERATING RESULTS

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended June 30, 2020 was $170,828,000. Earnings per Share – diluted (“EPS”) for the three months ended June 30, 2020 remained unchanged from the prior year period at $1.21.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2020 decreased 1.3% to $2.21 from $2.24 for the prior year period. Core FFO per share (as defined in this release) for the three months ended June 30, 2020 decreased 1.8% to $2.23 from $2.27 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2020 to its results for the prior year period:

Q2 2020 Results Compared to Q2 2019
	Per Share (1)
	EPS	FFO	Core FFO
Q2 2019 per share reported results	$1.21	$2.24	$2.27
Established Community NOI (2)	(0.10)	(0.10)	(0.10)
Development and Other Stabilized Community NOI	0.08	0.08	0.08
Capital markets and transaction activity	(0.03)	(0.03)	(0.03)
Joint venture income	(0.02)	(0.02)	(0.02)
Overhead and other	0.03	0.03	0.03
Income tax benefit	0.01	0.01	—
Gain on sale of real estate and depreciation expense	0.03	—	—
Q2 2020 per share reported results	$1.21	$2.21	$2.23

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 13, table 3.
(2) Established Community uncollectible residential and retail lease revenue increased $0.10 over the prior year period.

For the six months ended June 30, 2020, EPS decreased 0.8% to $2.41 from $2.43 for the prior year period, FFO per share decreased 1.3% to $4.49 from $4.55 for the prior year period, and Core FFO per share increased 0.9% to $4.61 from $4.57 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the six months ended June 30, 2020 to its results for the prior year period:

YTD 2020 Results
Comparison to YTD 2019

	Per Share (1)
	EPS	FFO	Core FFO

YTD 2019 per share reported results	$2.43	$4.55	$4.57
Established Community NOI (2)	(0.02)	(0.02)	(0.02)
Development and Other Stabilized Community NOI	0.18	0.18	0.18
Capital markets and transaction activity	(0.13)	(0.16)	(0.10)
Joint venture income	(0.02)	(0.02)	(0.02)
Overhead and other	(0.05)	(0.05)	—
Income tax benefit	0.01	0.01	—
Gain on sale of real estate and depreciation expense	0.01	—	—
YTD 2020 per share reported results	$2.41	$4.49	$4.61

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 13, table 3.
(2) Established Community uncollectible residential and retail lease revenue increased $0.11 over the prior year period.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

Established Communities Operating Results for the Three Months Ended June 30, 2020 Compared to the Prior Year Period

For Established Communities, total revenue decreased $15,973,000, or 3.0%, to $523,531,000. Residential and retail uncollectible lease revenue contributed $14,214,000 of this decrease, comprised of $10,722,000 for residential and $3,492,000 for retail. Operating expenses for Established Communities decreased $1,748,000, or 1.1%, to $155,340,000. NOI for Established Communities decreased $14,225,000, or 3.7%, to $368,191,000.

Rental revenue for Established Communities decreased 2.9%, as detailed in the following table:

Established Communities Change in Rental Revenue
Q2 2020 Compared to Q2 2019
Residential rental revenue
Lease rates	1.8%
Concessions and other discounts	(0.2)%
Economic occupancy	(1.2)%
Other rental revenue	(0.6)%
Uncollectible lease revenue	(2.0)%
Total residential rental revenue	(2.2)%
Retail rental revenue (1)	(0.7)%
Total Established Communities change in rental revenue	(2.9)%

(1) Consists primarily of the impact of uncollectible retail lease revenue.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended June 30, 2020 compared to the three months ended June 30, 2019:

Q2 2020 Compared to Q2 2019
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	0.2%	(0.7)%	0.7%	14.7%
Metro NY/NJ	(5.2)%	(0.4)%	(7.5)%	21.6%
Mid-Atlantic	(2.2)%	(2.0)%	(2.5)%	15.4%
Pacific NW	(1.9)%	5.7%	(4.8)%	6.3%
No. California	(1.2)%	(3.8)%	(0.3)%	20.6%
So. California	(5.1)%	(0.5)%	(7.0)%	19.5%
Expansion Mkts	(1.0)%	(8.6)%	4.6%	1.9%
Total	(2.9)%	(1.1)%	(3.7)%	100.0%

(1) See Attachment 4, Quarterly Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.
(3) Represents % of total NOI for Q2 2020, including amounts related to communities that have been sold or that are classified as held for sale.

Established Communities Operating Results for the Six Months Ended June 30, 2020 Compared to the Prior Year Period

For Established Communities, total revenue increased $153,000 to $1,071,487,000. This increase was net of an increase of $15,227,000 for residential and retail uncollectible lease revenue, comprised of $11,667,000 for residential and $3,560,000 for retail. Operating expenses for Established Communities increased $3,070,000, or 1.0%, to $311,651,000. NOI for Established Communities decreased $2,917,000, or 0.4%, to $759,836,000.

Rental revenue for Established Communities increased 0.1%, as detailed in the following table:

Established Communities Change in Rental Revenue
YTD 2020 Compared to YTD 2019
Residential rental revenue
Lease rates	2.2%
Concessions and other discounts	—%
Economic occupancy	(0.4)%
Other rental revenue	(0.3)%
Uncollectible lease revenue	(1.1)%
Total residential rental revenue	0.4%
Retail rental revenue (1)	(0.3)%
Total Established Communities change in rental revenue	0.1%

(1) Consists primarily of the impact of uncollectible retail lease revenue.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2020 compared to the six months ended June 30, 2019:

YTD 2020 Compared to YTD 2019
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	2.0%	2.2%	1.9%	14.2%
Metro NY/NJ	(1.6)%	1.0%	(2.9)%	21.9%
Mid-Atlantic	0.7%	(1.1)%	1.4%	15.6%
Pacific NW	0.7%	4.9%	(0.9)%	6.3%
No. California	0.9%	0.9%	0.9%	20.3%
So. California	(1.0)%	1.0%	(1.9)%	19.9%
Expansion Mkts	0.1%	(1.3)%	1.0%	1.8%
Total	0.1%	1.0%	(0.4)%	100.0%

(1) See Attachment 6, YTD Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.
(3) Represents each region's % of total NOI for YTD 2020, including amounts related to communities that have been sold or that are classified as held for sale.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

COVID-19 Operational Update

Established Communities Collections Update

The following table provides an update for residential revenue collections for Established Communities for the three months ended June 30, 2020. Collected residential revenue represents the portion of apartment base rent charged to residents and other rentable items, including parking and storage rent, along with pet and other fees in accordance with residential leases, that has been collected ("Collected Residential Revenue"), and excludes transactional and other fees.

Established Communities Collections - Q2 2020 (1)
	Collected Residential Revenue
	At month end (2)	At July 28, 2020 (3)
April	93.9%	97.7%
May	92.8%	96.4%
June	93.6%	95.5%

(1) Excludes retail revenue, which was 1.4% of the Company's 2019 Established Communities' total revenue. The Company collected 56.5% of billed retail revenue for Q2 2020.
(2) The percentage of Collected Residential Revenue as of the last calendar day for each month. AVB collected an average of 95.4% of the month end AVB Residential Benchmark of 97.9% during Q2 2020.
(3) The percentage of Collected Residential Revenue as of July 28, 2020 for each month. Collected Residential Revenue for July 2020 as of July 28, 2020 was 93.3%, which is 95.5% of the AVB Residential Benchmark.

For further discussion of collection rates and limitations on use of this data, see Attachment 13.

The ongoing impact from COVID-19 on the Company's consolidated results of operations, including dispositions of real estate, will be affected by the duration and severity of the pandemic, and how quickly and to what extent normal economic and operating conditions resume. Because those factors are beyond the Company's control and knowledge, the adverse future impact of the pandemic on the Company's results of operations cannot be reasonably estimated, and could be material. In addition, the Company's historical results, including results for the three and six months ended June 30, 2020 and information through July 29, 2020, may not be indicative of results for future periods. Due to the uncertainty from the ongoing impact of COVID-19, the Company had previously withdrawn and is not providing full year 2020 guidance.

Development Activity

The Company did not start or complete any Development Communities during the three months ended June 30, 2020. The Company will evaluate future starts on an individual basis, based on evolving economic and market conditions.

At June 30, 2020, the Company had 19 Development Communities under construction that in the aggregate are expected to contain 6,198 apartment homes and 64,000 square feet of retail space. Estimated Total Capital Cost at completion for these Development Communities is $2,344,000,000 at share. As of June 30, 2020, the Company has an estimated remaining Total Capital Cost of $757,000,000 to invest over the next several years, including the 19 Development Communities under construction and recently completed Development Communities.

The projected Total Capital Cost of Development Rights at June 30, 2020 increased to $4.2 billion from $4.1 billion at March 31, 2020.

Disposition Activity

During the three months ended June 30, 2020, the Company sold Avalon Tinton Falls, a wholly-owned operating community, located in Tinton Falls, NJ. Avalon Tinton Falls contains 216 apartment homes and was sold for $64,900,000, resulting in a gain in accordance with GAAP of $35,297,000 and an Economic Gain of $21,727,000.

During the six months ended June 30, 2020, the Company sold two wholly-owned operating communities containing an aggregate of 466 apartment homes. These assets were sold for $129,650,000 and a weighted average Initial Market Cap Rate of 5.0%, resulting in a gain in accordance with GAAP of $59,710,000 and an Economic Gain of $36,655,000.

During the three and six months ended June 30, 2020, the Company sold 16 and 52 of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $61,207,000 and $166,814,000, respectively. At June 30, 2020, 64% of the 67,000 square feet of retail space has been leased. In addition, subsequent to quarter end and through the date of this release, the Company sold two residential condominiums for gross proceeds of $4,708,000.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

Liquidity and Capital Markets

At June 30, 2020, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility, and had $415,694,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the second quarter of 2020 was 4.9 times and Unencumbered NOI (as defined in this release) was 94%.

During the three months ended June 30, 2020, the Company had the following debt activity:

•
The Company issued $600,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $593,430,000. The notes mature in January 2031 and were issued with a 2.45% coupon. The effective interest rate of the notes is 2.65%, including the impact of an interest rate hedge and offering costs.

•	The Company repaid $300,000,000 principal amount of its variable rate unsecured notes in advance of the January 2021 scheduled maturity.

During the six months ended June 30, 2020, in addition to the debt activity discussed above, the Company had the following debt activity:

•
The Company issued $700,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $694,701,000. The notes mature in March 2030 and were issued with a 2.30% coupon. The effective interest rate of the notes is 2.68%, including the impact of an interest rate hedge and offering costs.

•
The Company repaid (i) $400,000,000 principal amount of its 3.625% unsecured notes in advance of the October 2020 scheduled maturity and (ii) $250,000,000 principal amount of its 3.95% unsecured notes in advance of the January 2021 scheduled maturity. In conjunction with these repayments, the Company recognized a loss on debt extinguishment of $9,170,000 composed of prepayment penalties and the non-cash write-off of unamortized deferred financing costs.

•
The Company obtained a $51,000,000 mortgage note with a maturity date of March 2027 with a contractual interest rate of 2.38%, in conjunction with the refinancing of $50,616,000 of secured indebtedness that had a contractual interest rate of 3.08%.

Stock Repurchase Program

The Company also announced today that its Board of Directors approved a new stock repurchase program under which the Company may acquire shares of its common stock in open market or negotiated transactions up to an aggregate purchase price of $500,000,000. This authority may be exercised from time to time in the Company’s discretion and in such amounts as market conditions warrant. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements and priorities. The stock repurchase program does not have an expiration date and may be suspended or terminated at any time without prior notice. The Company intends that funds used for the stock repurchase program will be matched over time with the proceeds from sales of existing apartment communities and in some cases with newly issued debt, but initially may be funded from existing cash balances, retained cash flow and/or the Company's line of credit. There have been no stock repurchases under this program through the date of this release.

Other Matters

The Company will hold a conference call on July 30, 2020 at 1:00 PM ET to review and answer questions about this release, its second quarter 2020 results, the Attachments (described below) and related matters. To participate on the call, dial 800-347-6311 and use conference id: 8622716.

To hear a replay of the call, which will be available from July 30, 2020 at 6:00 PM ET to August 6, 2020 at 6:00 PM ET, dial 888-203-1112 and use conference id: 8622716. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on July 30, 2020.

About AvalonBay Communities, Inc.

As of June 30, 2020, the Company owned or held a direct or indirect ownership interest in 295 apartment communities containing 86,380 apartment homes in 11 states and the District of Columbia, of which 19 communities were under development. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets consisting of Southeast Florida and Denver, Colorado (the "Expansion Markets"). More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include those related to the COVID-19 pandemic, about which there are many uncertainties, including (i) the duration and severity of the pandemic and (ii) the effect on the multifamily industry and the general economy of measures taken by businesses and the government to prevent the spread of the novel coronavirus and relieve economic distress of consumers, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent. Due to this uncertainty we are not able at this time to estimate the effect of these factors on our business, but the adverse impact of the pandemic on our business, results of operations, cash flows and financial condition could be material. In addition, the effects of the pandemic are likely to heighten the following risks, which we routinely face in our business: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements (and which risks may also be heightened because of the COVID-19 pandemic) appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial 2019 and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 13, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

Avalon Saugus
Saugus, MA

AVA Esterra Park
Redmond, WA

eaves Seal Beach
Seal Beach, CA

SECOND QUARTER 2020

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 SECOND QUARTER 2020

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information...........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Year to Date Rental Revenue and Occupancy Changes...............................................................................................	Attachment 6
Operating Expenses ("Opex")........................................................................................................................................	Attachment 7

Development, Joint Venture and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures.................................................	Attachment 8
Development Communities............................................................................................................................................	Attachment 9
Future Development......................................................................................................................................................	Attachment 10
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 11
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 13

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10 and 13 and contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
June 30, 2020
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2020	2019	% Change	2020	2019	% Change
Revenue:
Rental and other income	$575,479	$576,149	(0.1)%	$1,176,123	$1,141,194	3.1%
Management, development and other fees	926	1,114	(16.9)%	1,933	2,252	(14.2)%
Total	576,405	577,263	(0.1)%	1,178,056	1,143,446	3.0%
Operating expenses:
Direct property operating expenses, excluding property taxes	106,753	108,777	(1.9)%	214,934	211,362	1.7%
Property taxes	67,013	62,187	7.8%	134,039	123,516	8.5%
Property management and other indirect operating expenses	24,337	24,147	0.8%	48,149	45,016	7.0%
Total operating expenses	198,103	195,111	1.5%	397,122	379,894	4.5%

Interest expense, net	(53,399)	(50,010)	6.8%	(109,313)	(97,902)	11.7%
Loss on extinguishment of debt, net	(268)	(229)	17.0%	(9,438)	(509)	1,754.2%
General and administrative expense (1)	(15,573)	(18,965)	(17.9)%	(32,893)	(32,671)	0.7%
Joint venture income (loss)	512	197	159.9%	1,687	(863)	(295.5)%
Expensed transaction, development and other pursuit costs, net of recoveries	(388)	(1,766)	(78.0)%	(3,722)	(2,388)	55.9%
Depreciation expense	(176,249)	(162,693)	8.3%	(354,160)	(324,749)	9.1%
Gain on sale of communities	35,295	20,530	71.9%	59,731	35,365	68.9%
Gain on other real estate transactions	156	34	358.8%	199	300	(33.7)%
Gain on for-sale condominiums, net of marketing and administrative costs (2)	1,348	(945)	N/A	4,808	(1,418)	N/A
Income before income taxes	169,736	168,305	0.9%	337,833	338,717	(0.3)%

Income tax benefit (2)	1,133	—	100.0%	1,042	6	N/A
Net income	170,869	168,305	1.5%	338,875	338,723	—%

Net income attributable to noncontrolling interests	(41)	(24)	70.8%	(76)	(76)	—%
Net income attributable to common stockholders	$170,828	$168,281	1.5%	$338,799	$338,647	—%

Net income attributable to common stockholders per common share - basic	$1.21	$1.21	—%	$2.41	$2.43	(0.8)%
Net income attributable to common stockholders per common share - diluted	$1.21	$1.21	—%	$2.41	$2.43	(0.8)%

FFO (2)	$311,103	$312,593	(0.5)%	$632,078	$632,881	(0.1)%
Per common share - diluted	$2.21	$2.24	(1.3)%	$4.49	$4.55	(1.3)%

Core FFO (2)	$313,259	$316,522	(1.0)%	$649,016	$636,398	2.0%
Per common share - diluted	$2.23	$2.27	(1.8)%	$4.61	$4.57	0.9%

Dividends declared - common	$224,169	$212,549	5.5%	$448,248	$424,715	5.5%
Per common share	$1.59	$1.52	4.6%	$3.18	$3.04	4.6%

Average shares and participating securities outstanding - basic	140,772,364	139,473,842	0.9%	140,753,428	139,108,405	1.2%
Average shares outstanding - diluted	140,738,160	139,618,231	0.8%	140,752,331	139,227,376	1.1%
Total outstanding common shares and operating partnership units	140,750,620	139,664,057	0.8%	140,750,620	139,664,057	0.8%

(1)	Amounts include severance related costs as detailed in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.

(2)	For additional detail, see Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
June 30, 2020
(Dollars in thousands)
(unaudited)

	June 30	December 31,
	2020	2019

Real estate	$22,166,565	$21,796,900
Less accumulated depreciation	(5,489,485)	(5,164,398)

Net operating real estate	16,677,080	16,632,502
Construction in progress, including land	1,272,171	1,303,751
Land held for development	39,829	—
For-sale condominium inventory (1)	311,236	457,809
Real estate assets held for sale, net	—	38,927

Total real estate, net	18,300,316	18,432,989

Cash and cash equivalents	322,817	39,687
Cash in escrow	92,877	87,927
Resident security deposits	33,805	34,224
Investments in unconsolidated real estate entities	176,352	165,806
Other assets (2)	425,323	360,418

Total assets	$19,351,490	$19,121,051

Unsecured notes, net	$6,698,438	$6,358,648
Unsecured credit facility	—	—
Notes payable, net	931,772	937,642
Resident security deposits	60,536	61,752
Other liabilities	787,185	769,559
Total liabilities	8,477,931	8,127,601

Redeemable noncontrolling interests	2,754	3,252
Equity	10,870,805	10,990,198

Total liabilities and equity	$19,351,490	$19,121,051

(1) Consists of the aggregate carrying value of the unsold for-sale residential condominiums of The Park Loggia.

(2) Includes residential and retail rent receivables, net of reserves, of $20,197,000 and $11,594,000 at June 30, 2020 and December 31, 2019, respectively. At June 30, 2020, the Company had $4,643,000 of this amount under payment plans.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
June 30, 2020
(Dollars in thousands, except per home data)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	June	March	December
	Homes	30, 2020	31, 2020	31, 2019
RENTAL REVENUE (2)
Established	69,930	$522,992	$547,514	$545,424
Other Stabilized (3)	5,397	34,481	35,114	32,164
Development/Redevelopment (4)	7,536	16,651	15,749	10,649
Total Consolidated Communities	82,863	$574,124	$598,377	$588,237

OPERATING EXPENSE
Established		$155,340	$156,311	$153,469
Other Stabilized (3)		11,565	11,988	9,938
Development/Redevelopment (4)		6,618	6,380	4,539
Total Consolidated Communities		$173,523	$174,679	$167,946

NOI (5)
Established		$368,191	$391,645	$392,561
Other Stabilized (3)		23,108	23,496	22,724
Development/Redevelopment (4)		10,074	9,394	6,113
Total Consolidated Communities		$401,373	$424,535	$421,398

AVERAGE REVENUE PER OCCUPIED HOME (6)
Established		$2,629	$2,709	$2,707
Other Stabilized (3)		$2,268	$2,286	$2,280

ECONOMIC OCCUPANCY (6)
Established		94.8%	96.3%	96.0%
Other Stabilized (3)		93.6%	94.6%	94.5%

ESTABLISHED COMMUNITIES TURNOVER (7)
Current year period / Prior year period		53.7% / 56.3%	39.5% / 41.4%	40.4% / 42.4%
Current year period YTD / Prior year period YTD		46.6% / 48.9%		50.9% / 52.0%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income and business interruption insurance proceeds.
(3)
Results for these communities for quarters prior to January 1, 2020 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(4)	The Company had no Redevelopment Communities for the periods presented.
(5)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	For per home rent projections and Economic Occupancy for Development Communities currently under construction, see Attachment 9 - Development Communities.
(7)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.

ESTABLISHED COMMUNITIES LIKE-TERM RENT CHANGE
	Q2 2020
	Like-Term Lease Rent Change (5)	Like-Term Effective Rent Change (5)
New England	0.7%	(1.6)%
Metro NY/NJ	0.5%	(1.9)%
Mid-Atlantic	0.7%	(1.9)%
Pacific NW	2.0%	(1.1)%
No. California	(2.2)%	(5.4)%
So. California	(2.0)%	(5.1)%
Expansion Markets	1.2%	—%
Total	(0.4)%	(3.1)%

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2020
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% change excl. retail (3)
		Q2 20	Q2 19	% Change	Q2 20	Q2 19	% Change	Q2 20	Q2 19	% Change
New England
Boston, MA	8,641	$2,846	$2,804	1.5%	94.2%	95.2%	(1.0)%	$69,488	$69,172	0.5%		0.6%
Fairfield, CT	1,414	2,522	2,568	(1.8)%	96.4%	96.1%	0.3%	10,314	10,469	(1.5)%		(1.2)%
New England	10,055	2,801	2,772	1.0%	94.5%	95.3%	(0.8)%	79,802	79,641	0.2%		0.4%

Metro NY/NJ
New York City, NY	3,788	3,618	3,771	(4.1)%	93.5%	95.8%	(2.3)%	38,443	41,059	(6.4)%		(3.1)%
New York - Suburban	4,079	3,061	3,207	(4.6)%	95.5%	96.2%	(0.7)%	35,754	37,756	(5.3)%		(5.3)%
New Jersey	5,401	2,563	2,637	(2.8)%	95.4%	96.7%	(1.3)%	39,630	41,304	(4.1)%		(4.0)%
Metro NY/NJ	13,268	3,018	3,136	(3.8)%	94.8%	96.2%	(1.4)%	113,827	120,119	(5.2)%		(4.1)%

Mid-Atlantic
Washington Metro	12,276	2,296	2,312	(0.7)%	94.5%	96.2%	(1.7)%	79,905	81,907	(2.4)%		(1.8)%
Baltimore, MD	1,562	1,776	1,746	1.7%	95.7%	97.4%	(1.7)%	7,963	7,965	0.0%		0.0%
Mid-Atlantic	13,838	2,237	2,248	(0.5)%	94.6%	96.3%	(1.7)%	87,868	89,872	(2.2)%		(1.7)%

Pacific Northwest	4,116	2,338	2,361	(1.0)%	95.5%	96.4%	(0.9)%	27,570	28,110	(1.9)%		(0.6)%

Northern California
San Jose, CA	3,840	3,182	3,173	0.3%	95.6%	96.5%	(0.9)%	35,041	35,261	(0.6)%		(0.3)%
Oakland-East Bay, CA	3,847	2,563	2,597	(1.3)%	95.9%	96.3%	(0.4)%	28,352	28,853	(1.7)%		(1.1)%
San Francisco, CA	3,675	3,623	3,611	0.3%	94.4%	96.0%	(1.6)%	37,722	38,215	(1.3)%		(1.2)%
Northern California	11,362	3,115	3,120	(0.2)%	95.2%	96.2%	(1.0)%	101,115	102,329	(1.2)%		(0.9)%

Southern California
Los Angeles, CA	11,492	2,335	2,475	(5.7)%	94.7%	95.7%	(1.0)%	76,223	81,679	(6.7)%		(5.3)%
Orange County, CA	2,821	2,207	2,211	(0.2)%	95.6%	96.3%	(0.7)%	17,851	18,008	(0.9)%		(0.9)%
San Diego, CA	2,066	2,189	2,190	0.0%	94.9%	95.7%	(0.8)%	12,879	12,988	(0.8)%		(0.8)%
Southern California	16,379	2,295	2,393	(4.1)%	94.8%	95.8%	(1.0)%	106,953	112,675	(5.1)%		(4.1)%

Expansion Markets	912	2,310	2,291	0.8%	92.7%	94.5%	(1.8)%	5,857	5,916	(1.0)%		(0.9)%

Total Established	69,930	$2,629	$2,674	(1.7)%	94.8%	96.0%	(1.2)%	$522,992	$538,662	(2.9)%	(4)	(2.2)%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2019 such that a comparison of Q2 2019 to Q2 2020 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	Represents the change in rental revenue if the Company were to exclude rental revenue from retail activities.

(4)	With concessions reflected on a cash basis, rental revenue from Established Communities decreased 4.7% from Q2 2019 to Q2 2020. See Attachment 13, table 8, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2020
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
											% change excl. retail (3)
		Q2 20	Q1 20	% Change	Q2 20	Q1 20	% Change	Q2 20	Q1 20	% Change
New England
Boston, MA	8,641	$2,846	$2,882	(1.2)%	94.2%	95.3%	(1.1)%	$69,488	$71,186	(2.4)%	(2.2)%
Fairfield, CT	1,414	2,522	2,582	(2.3)%	96.4%	96.4%	—%	10,314	10,555	(2.3)%	(2.4)%
New England	10,055	2,801	2,840	(1.4)%	94.5%	95.4%	(0.9)%	79,802	81,741	(2.4)%	(2.2)%

Metro NY/NJ
New York City, NY	3,788	3,618	3,832	(5.6)%	93.5%	95.9%	(2.4)%	38,443	41,783	(8.0)%	(5.2)%
New York - Suburban	4,079	3,061	3,202	(4.4)%	95.5%	95.7%	(0.2)%	35,754	37,495	(4.6)%	(4.6)%
New Jersey	5,401	2,563	2,636	(2.8)%	95.4%	96.8%	(1.4)%	39,630	41,368	(4.2)%	(4.2)%
Metro NY/NJ	13,268	3,018	3,152	(4.3)%	94.8%	96.2%	(1.4)%	113,827	120,646	(5.7)%	(4.7)%

Mid-Atlantic
Washington Metro	12,276	2,296	2,353	(2.4)%	94.5%	96.4%	(1.9)%	79,905	83,538	(4.3)%	(3.8)%
Baltimore, MD	1,562	1,776	1,795	(1.1)%	95.7%	96.3%	(0.6)%	7,963	8,100	(1.7)%	(1.7)%
Mid-Atlantic	13,838	2,237	2,290	(2.3)%	94.6%	96.4%	(1.8)%	87,868	91,638	(4.1)%	(3.6)%

Pacific Northwest	4,116	2,338	2,384	(1.9)%	95.5%	97.2%	(1.7)%	27,570	28,608	(3.6)%	(2.3)%

Northern California
San Jose, CA	3,840	3,182	3,214	(1.0)%	95.6%	96.9%	(1.3)%	35,041	35,859	(2.3)%	(2.0)%
Oakland-East Bay, CA	3,847	2,563	2,606	(1.7)%	95.9%	97.2%	(1.3)%	28,352	29,223	(3.0)%	(2.3)%
San Francisco, CA	3,675	3,623	3,657	(0.9)%	94.4%	97.1%	(2.7)%	37,722	39,145	(3.6)%	(3.9)%
Northern California	11,362	3,115	3,152	(1.2)%	95.2%	97.0%	(1.8)%	101,115	104,227	(3.0)%	(2.8)%

Southern California
Los Angeles, CA	11,492	2,335	2,500	(6.6)%	94.7%	96.3%	(1.6)%	76,223	83,055	(8.2)%	(6.9)%
Orange County, CA	2,821	2,207	2,237	(1.3)%	95.6%	96.4%	(0.8)%	17,851	18,244	(2.2)%	(2.7)%
San Diego, CA	2,066	2,189	2,221	(1.4)%	94.9%	97.5%	(2.6)%	12,879	13,422	(4.0)%	(4.0)%
Southern California	16,379	2,295	2,420	(5.2)%	94.8%	96.5%	(1.7)%	106,953	114,721	(6.8)%	(5.8)%

Expansion Markets	912	2,310	2,304	0.3%	92.7%	94.1%	(1.4)%	5,857	5,933	(1.3)%	(1.2)%

Total Established	69,930	$2,629	$2,709	(3.0)%	94.8%	96.3%	(1.5)%	$522,992	$547,514	(4.5)%	(3.9)%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2019.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	Represents the change in rental revenue if the Company were to exclude rental revenue from retail activities.

Attachment 6
AvalonBay Communities, Inc.
Year to Date Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2020
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)
		Year to Date 2020	Year to Date 2019	% Change	Year to Date 2020	Year to Date 2019	% Change	Year to Date 2020	Year to Date 2019	% Change		% change excl. retail (3)
New England
Boston, MA	8,641	$2,864	$2,790	2.7%	94.7%	95.1%	(0.4)%	$140,674	$137,517	2.3%		2.4%
Fairfield, CT	1,414	2,552	2,557	(0.2)%	96.4%	96.1%	0.3%	20,868	20,852	0.1%		0.4%
New England	10,055	2,821	2,758	2.3%	94.9%	95.2%	(0.3)%	161,542	158,369	2.0%		2.1%

Metro NY/NJ
New York City, NY	3,788	3,727	3,759	(0.9)%	94.7%	95.6%	(0.9)%	80,225	81,655	(1.8)%		0.1%
New York - Suburban	4,079	3,132	3,188	(1.8)%	95.6%	95.9%	(0.3)%	73,250	74,792	(2.1)%		(2.1)%
New Jersey	5,401	2,600	2,613	(0.5)%	96.1%	96.7%	(0.6)%	80,997	81,904	(1.1)%		(1.0)%
Metro NY/NJ	13,268	3,085	3,116	(1.0)%	95.5%	96.1%	(0.6)%	234,472	238,351	(1.6)%		(1.0)%

Mid-Atlantic
Washington Metro	12,276	2,325	2,292	1.4%	95.5%	96.2%	(0.7)%	163,444	162,381	0.7%		0.9%
Baltimore, MD	1,562	1,785	1,745	2.3%	96.0%	96.6%	(0.6)%	16,063	15,800	1.7%		1.7%
Mid-Atlantic	13,838	2,264	2,232	1.4%	95.5%	96.2%	(0.7)%	179,507	178,181	0.7%		1.0%

Pacific Northwest	4,116	2,361	2,343	0.8%	96.3%	96.4%	(0.1)%	56,178	55,807	0.7%		1.4%

Northern California
San Jose, CA	3,840	3,198	3,148	1.6%	96.2%	96.5%	(0.3)%	70,900	69,999	1.3%		1.4%
Oakland-East Bay, CA	3,847	2,585	2,588	(0.1)%	96.5%	96.3%	0.2%	57,575	57,519	0.1%		0.4%
San Francisco, CA	3,675	3,640	3,588	1.4%	95.8%	96.0%	(0.2)%	76,867	75,955	1.2%		1.3%
Northern California	11,362	3,133	3,100	1.1%	96.1%	96.3%	(0.2)%	205,342	203,473	0.9%		1.1%

Southern California
Los Angeles, CA	11,492	2,419	2,461	(1.7)%	95.5%	95.6%	(0.1)%	159,278	162,238	(1.8)%		(1.2)%
Orange County, CA	2,821	2,222	2,202	0.9%	96.0%	96.5%	(0.5)%	36,096	35,936	0.4%		0.8%
San Diego, CA	2,066	2,205	2,183	1.0%	96.2%	95.4%	0.8%	26,301	25,830	1.8%		1.9%
Southern California	16,379	2,358	2,381	(1.0)%	95.7%	95.7%	0.0%	221,675	224,004	(1.0)%		(0.5)%

Expansion Markets	912	2,307	2,270	1.6%	93.4%	94.9%	(1.5)%	11,790	11,781	0.1%		0.0%

Total Established	69,930	$2,669	$2,658	0.4%	95.6%	95.9%	(0.3)%	$1,070,506	$1,069,966	0.1%	(4)	0.4%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2019 such that a comparison of year to date 2019 to year to date 2020 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	Represents the change in rental revenue if the Company were to exclude rental revenue from retail activities.

(4)
With concessions reflected on a cash basis, rental revenue from Established Communities decreased 0.9% from YTD 2019 to YTD 2020. See Attachment 13, table 8, for additional detail and a reconciliation.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
June 30, 2020
(Dollars in thousands)
(unaudited)

	Q2 2020	Q2 2019	% Change	Q2 2020 % of Total Opex	Year to Date 2020	Year to Date 2019	% Change	Year to Date 2020 % of Total Opex

Property taxes (2)	$59,911	$57,546	4.1%	38.6%	$119,667	$114,270	4.7%	38.4%
Payroll (3)	34,218	35,605	(3.9)%	22.0%	70,658	70,396	0.4%	22.7%
Repairs & maintenance (4)	26,295	28,343	(7.2)%	16.9%	49,685	51,441	(3.4)%	15.9%
Utilities (5)	12,876	13,481	(4.5)%	8.3%	27,713	28,904	(4.1)%	8.9%
Office operations (6)	12,710	12,434	2.2%	8.2%	25,663	24,499	4.8%	8.2%
Insurance	6,168	6,343	(2.8)%	4.0%	12,398	12,641	(1.9)%	4.0%
Marketing (7)	3,162	3,336	(5.2)%	2.0%	5,867	6,430	(8.8)%	1.9%
Total Established Communities Operating Expenses	$155,340	$157,088	(1.1)%	100.0%	$311,651	$308,581	1.0%	100.0%

(1)	Operating expenses for Established Communities exclude indirect costs for corporate-level property management and other support-related expenses.

(2)
Property taxes increased for the three and six months ended June 30, 2020 over the prior year periods primarily due to increased assessments and rates across the portfolio, led by New England, the Pacific Northwest and Mid-Atlantic. The increase for the six months ended June 30, 2020 is partially offset by successful appeals in the prior year period in excess of those in the current year period.

(3)
Payroll costs decreased for the three months ended June 30, 2020 from the prior year period due to decreased benefits and incentive compensation costs, as well as a reduction in the number of on-site leasing and management associates. Payroll costs increased for the six months ended June 30, 2020 over the prior year period primarily due to merit increases in associate compensation, partially offset by decreased incentive compensation and a reduction in the number of on-site leasing and management associates.

(4)
Repairs and maintenance decreased for the three and six months ended June 30, 2020 from the prior year periods primarily due to the timing of repairs and maintenance projects canceled or delayed due to COVID-19, partially offset by an increase in COVID-19 related costs for personal protective equipment and cleaning.

(5)
Utilities represents aggregate utility costs, net of resident reimbursements. The decreases for the three and six months ended June 30, 2020 from the prior year periods are primarily due to decreases in gas and electric consumption due to warmer weather and closed amenities, partially offset by an increase in costs for water and sewer. The decrease for the six months ended June 30, 2020 is also partially offset by increased trash costs.

(6)
Office operations includes administrative costs, land lease expense and association and license fees. The increases for the three and six months ended June 30, 2020 over the prior year periods are primarily due to increased legal costs, partially offset by decreases in associate recognition and audit fees.

(7)
Marketing costs decreased for the three and six months ended June 30, 2020 from the prior year periods primarily due to decreased customer service incentives, call center costs related to centralized lead management and signage, partially offset by increased internet advertising costs.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
June 30, 2020
(Dollars in thousands except per home data)
(unaudited)

		YTD 2020 Maintenance Expensed Per Home			Categorization of YTD 2020 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)(6)	Asset Preservation	YTD 2020 Additional Capitalized Value	NOI Enhancing Per Home (6)	Asset Preservation Per Home

Established Communities	69,930	$56	$1,155	$1,211	$14,862	(7)	$14,880	$34,027	$63,769	$213	$487
Other Stabilized Communities	5,397	37	1,077	1,114	3,886	(8)	1,762	366	6,014	$326	$68
Development/Redevelopment Communities (9)	7,536	1	355	356	244,299		—	—	244,299	—	—
Dispositions (10)	—	—	—	—	(168,276)		—	—	(168,276)	—	—
Total	82,863	$50	$1,077	$1,127	$94,771		$16,642	$34,393	$145,806	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)
Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.

(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized spend related to recognized casualty losses, if applicable.
(5)	Includes $153 in rebates received during the six months ended June 30, 2020, primarily related to NOI Enhancing Capex incurred during 2019.
(6)
This Attachment excludes capitalized expenditures for the retail component of communities, which the Company classifies as NOI Enhancing. Established Communities and Other Stabilized Communities exclude $803 and $7, respectively, related to retail space.

(7)	Consists primarily of redevelopment spend at communities maintaining stabilized occupancy during the redevelopment.
(8)	Represents acquired communities, including those from joint venture partners, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(9)
Represents communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed. The Company had no Redevelopment Communities for the six months ended June 30, 2020.

(10)	Includes the sale of condominiums at The Park Loggia.

Other Capitalized Costs
	Interest	Overhead
Q3 2019	$15,443	$12,538
Q4 2019	$12,664	$11,250
Q1 2020	$11,498	$13,433
Q2 2020	$11,019	$11,050

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of June 30, 2020
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rent	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Per				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Home	As of July 10, 2020			Q2 '20

	Communities Under Construction:
1.	Avalon Public Market	Emeryville, CA	289	$175	Q4 2016	Q3 2019	Q3 2020	Q4 2020	$3,525	89%	75%	71%	63%
2.	Avalon Yonkers	Yonkers, NY	590	196	Q4 2017	Q3 2019	Q2 2021	Q4 2021	2,880	43%	44%	38%	33%
3.	AVA Hollywood (1)	Hollywood, CA	695	375	Q4 2016	Q4 2019	Q1 2021	Q3 2021	3,415	56%	34%	31%	25%
4.	Avalon Towson	Towson, MD	371	114	Q4 2017	Q1 2020	Q4 2020	Q2 2021	2,065	44%	15%	12%	7%
5.	Avalon Walnut Creek II	Walnut Creek, CA	200	113	Q4 2017	Q3 2020	Q4 2020	Q2 2021	3,285	25%	26%	—	—
6.	Avalon Doral	Doral, FL	350	116	Q2 2018	Q3 2020	Q4 2020	Q3 2021	2,275	16%	4%	1%	—
7.	Avalon 555 President	Baltimore, MD	400	139	Q3 2018	Q3 2020	Q3 2021	Q4 2021	2,615	—	—	—	—
8.	Avalon Old Bridge	Old Bridge, NJ	252	72	Q3 2018	Q3 2020	Q2 2021	Q3 2021	2,355	—	—	—	—
9.	Avalon Newcastle Commons II	Newcastle, WA	293	107	Q4 2018	Q4 2020	Q3 2021	Q1 2022	2,460	—	—	—	—
10.	Twinbrook Station	Rockville, MD	238	66	Q4 2018	Q4 2020	Q2 2021	Q4 2021	1,710	—	—	—	—
11.	Avalon Harrison (1)	Harrison, NY	143	77	Q4 2018	Q2 2021	Q2 2022	Q3 2022	3,780	—	—	—	—
12.	Avalon Brea Place	Brea, CA	653	290	Q2 2019	Q1 2021	Q2 2022	Q3 2022	2,785	—	—	—	—
13.	Avalon Foundry Row	Owings Mills, MD	437	100	Q2 2019	Q1 2021	Q1 2022	Q3 2022	1,805	—	—	—	—
14.	Avalon Marlborough II	Marlborough, MA	123	42	Q2 2019	Q3 2020	Q4 2020	Q1 2021	2,610	15%	28%	5%	—
15.	Avalon Acton II	Acton, MA	86	31	Q4 2019	Q3 2020	Q1 2021	Q1 2021	2,610	—	—	—	—
16.	Avalon Woburn	Woburn, MA	350	121	Q4 2019	Q3 2021	Q2 2022	Q3 2022	2,610	—	—	—	—
17.	AVA RiNo	Denver, CO	246	87	Q4 2019	Q1 2022	Q2 2022	Q4 2022	2,230	—	—	—	—
18.	Avalon Monrovia	Monrovia, CA	154	68	Q4 2019	Q1 2021	Q3 2021	Q4 2021	3,010	—	—	—	—
19.	Avalon Alderwood Mall (2)	Lynnwood, WA	328	110	Q4 2019	Q4 2021	Q2 2022	Q4 2022	2,295	—	—	—	—
	Total / Weighted Average Under Construction		6,198	$2,399					$2,655

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.7%

Asset Cost Basis (millions) (3):
	Total Capital Cost, under construction and completed			$2,645
	Total Capital Cost, disbursed to date			(1,888)
	Total Capital Cost, remaining to invest			$757

(1)	Developments containing at least 10,000 square feet of retail space include AVA Hollywood (19,000 sf) and Avalon Harrison (27,000 sf).

(2)
The Company is developing this project through an unconsolidated joint venture, in which the Company owns a 50.0% interest. Total Capital Cost is for the venture and total weighted average Projected NOI as a percent of Total Capital Cost excludes this venture.

(3)
Amounts reflect Development Communities in joint ventures at share, and include the communities presented and three additional communities with 752 apartment homes representing $300 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q2 2020 NOI for these communities was $5 million.

Attachment 10

AvalonBay Communities, Inc.
Future Development as of June 30, 2020
(unaudited)

DEVELOPMENT RIGHTS

		Estimated	Total Capital
	# of Rights	Number	Cost
		of Homes	(millions)

Development Rights as of 12/31/2019	27	9,587	$4,217

Q1 2020
Q1 Additions	2	420	$137
Q1 Construction starts	—	—	—
Q1 Adjustments to existing Development Rights	(1)	(287)	(267)
Development Rights as of 3/31/2020	28	9,720	$4,087

Q2 2020
Q2 Additions	—	—	$—
Q2 Construction starts	—	—	—
Q2 Adjustments to existing Development Rights	—	66	115
Development Rights as of 6/30/2020	28	9,786	$4,202

Current Development Rights by Region as of June 30, 2020

New England	3	394	$156
Metro NY/NJ	13	5,366	2,246
Mid-Atlantic	—	—	—
Pacific Northwest	3	1,121	441
Northern California	4	1,198	661
Southern California	1	475	278
Southeast Florida	1	254	95
Denver, CO	3	978	325
	28	9,786	$4,202

Current Development Rights by Classification as of June 30, 2020

Conventional	22	6,631	$2,384
Asset Densification	4	1,745	860
Public-Private Partnership	2	1,410	958
	28	9,786	$4,202

Attachment 11
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
June 30, 2020
(Dollars in thousands)
(unaudited)

		Company	Number of	NOI (2)(3)		Debt
Unconsolidated Real Estate	Number of	Ownership	Apartment	Q2	YTD	Principal	Interest
Investments (1)	Communities	Percentage	Homes	2020	2020	Amount (2)	Rate (4)

NYTA MF Investors LLC	5	20.0%	1,301	$9,561	$20,093	$395,939	3.88%
Archstone Multifamily Partners AC LP	4	28.6%	741	3,561	7,465	149,059	3.58%
Multifamily Partners AC JV LP	2	20.0%	529	2,835	6,315	111,653	(5) 6.00%
MVP I, LLC	1	25.0%	313	2,745	5,748	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,277	2,397	21,310	3.40%
Total Unconsolidated Real Estate Investments	13		3,189	$19,979	$42,018	$780,961	4.03%

(1)	Excludes development joint ventures.

(2)	NOI and outstanding indebtedness are presented at 100% ownership.

(3)	NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(4)	Represents the weighted average interest rate as of June 30, 2020.

(5)	Borrowing is comprised of loans made by the equity investors in the venture in proportion to their equity interests.

Attachment 12
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
June 30, 2020
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2020	$70,660	$—	$70,660
Fixed rate	$478,070	3.8%	2021	37,148	—	37,148
Variable rate	471,450	1.7%	2022	9,918	550,000	559,918
Subtotal, secured notes	949,520	2.7%	2023	10,739	600,000	610,739
			2024	11,577	450,000	461,577
Unsecured notes			2025	12,508	825,000	837,508
Fixed rate	6,500,000	3.5%	2026	13,545	775,000	788,545
Variable rate	250,000	2.0%	2027	251,080	400,000	651,080
Subtotal, unsecured notes	6,750,000	3.4%	2028	20,607	450,000	470,607
			2029	77,992	450,000	527,992
Variable rate facility (3)	—	—%	Thereafter	433,746	2,250,000	2,683,746
Total Debt	$7,699,520	3.3%		$949,520	$6,750,000	$7,699,520

SELECT DEBT METRICS

Net Debt-to-Core EBITDAre (4)	4.9x	Interest Coverage (4)	6.9x	Unencumbered NOI (4)	94%	Weighted avg years to maturity of total debt (2)	9.7

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	June 30, 2020	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	28.9%	<	65%
Combined EBITDA to Combined Debt Service	6.16x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	26.8%	<	65%
Secured Indebtedness to Capitalization Value (5)	3.8%	<	40%

Unsecured Senior Notes Covenants (6)	June 30, 2020	Requirement

Total Outstanding Indebtedness to Total Assets (7)	32.2%	<	65%
Secured Indebtedness to Total Assets (7)	3.9%	<	40%
Unencumbered Assets to Unsecured Indebtedness	327.1%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.86x	>	1.50x

(1)
Rates are as of June 30, 2020 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs if applicable.

(3)	Represents amounts outstanding at June 30, 2020 under the Company's $1.75 billion unsecured credit facility.

(4)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of June 30, 2020, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 13

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
June 30, 2020
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

AVB Residential Benchmark represents the average monthly revenue collections as a percentage of amounts billed for the referenced day of the month for the period from April 2019 to March 2020.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fifth Amended and Restated Revolving Loan Agreement dated as of February 28, 2019 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2019 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Attachment 13

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

•
Asset Densification Development Rights are when the Company develops additional apartment homes at existing stabilized operating communities the Company owns on land currently associated with those operating communities.

•
Conventional Development Rights are when the Company either has an option to acquire the land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns the land to develop a new community.

•
Public-Private Partnership Development Rights are when the Company has (i) an option to acquire the land, (ii) an option to enter into a leasehold interest or (iii) entered into a long-term conditional contract to purchase the land, where the Company is the designated developer in a public-private partnership with a local government entity.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the three and six months ended June 30, 2020 is as follows (dollars in thousands):

TABLE 1
	Q2 2020	YTD 2020
GAAP Gain	$35,297	$59,710

Accumulated Depreciation and Other	(13,570)	(23,055)

Economic Gain	$21,727	$36,655

Established Communities are consolidated communities in the markets where the Company has a significant presence, including the Company's Expansion Markets of Southeast Florida and Denver, Colorado, and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2020 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2019, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Established Communities Collections are the collection rates based on individual resident and retail tenant activity as reflected in the Company’s property management systems, and are presented to provide information about collections trends during the COVID-19 pandemic. Prior to the COVID-19 pandemic, the collections information provided was not routinely produced for internal use by senior management or publicly disclosed by the Company, and is a result of analysis that is not subject to internal controls over financial reporting. This information is not prepared in accordance with GAAP, does not reflect GAAP revenue or cash flow metrics, may be subject to adjustment in preparing GAAP revenue and cash flow metrics at the end of the three and six months ended June 30, 2020. Additionally, this information should not be interpreted as predicting the Company’s financial performance, results of operations or liquidity for any period.

Attachment 13

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 2
Q2
2020
Net income	$170,869
Interest expense, net, inclusive of loss on extinguishment of debt, net	53,667
Income tax benefit	(1,133)
Depreciation expense	176,249
EBITDA	$399,652

Gain on sale of communities	(35,295)
Joint venture EBITDAre adjustments (1)	3,424
EBITDAre	$367,781

Gain on other real estate transactions	(156)
Lost NOI from casualty losses covered by business interruption insurance	48
Business interruption insurance proceeds	(103)
Advocacy contributions	1,465
Severance related costs	89
Development pursuit write-offs and expensed transaction costs, net	269
Gain on for-sale condominiums	(2,544)
For-sale condominium marketing and administrative costs	1,196
Legal settlements	(67)
Core EBITDAre	$367,978

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 13

TABLE 3
	Q2	Q2	YTD	YTD
	2020	2019	2020	2019
Net income attributable to common stockholders	$170,828	$168,281	$338,799	$338,647
Depreciation - real estate assets, including joint venture adjustments	175,558	164,830	352,986	329,576
Distributions to noncontrolling interests	12	12	24	23
Gain on sale of previously depreciated real estate	(35,295)	(20,530)	(59,731)	(35,365)
FFO attributable to common stockholders	311,103	312,593	632,078	632,881

Adjusting items:
Business interruption insurance proceeds	(103)	(435)	(103)	(607)
Lost NOI from casualty losses covered by business interruption insurance	48	—	48	—
Loss on extinguishment of consolidated debt	268	229	9,438	509
Advocacy contributions	1,465	—	1,766	—
Severance related costs	89	1,353	2,040	1,372
Development pursuit write-offs and expensed transaction costs, net	269	1,327	3,389	1,604
Gain on for-sale condominiums (1)(2)	(2,544)	—	(7,447)	—
For-sale condominium marketing and administrative costs (2)	1,196	945	2,639	1,418
For-sale condominium imputed carry cost (3)	2,824	506	6,433	506
Gain on other real estate transactions	(156)	(34)	(199)	(301)
Legal settlements	(67)	38	(24)	(978)
Income tax benefit	(1,133)	—	(1,042)	(6)
Core FFO attributable to common stockholders	$313,259	$316,522	$649,016	$636,398

Average shares outstanding - diluted	140,738,160	139,618,231	140,752,331	139,227,376

Earnings per share - diluted	$1.21	$1.21	$2.41	$2.43
FFO per common share - diluted	$2.21	$2.24	$4.49	$4.55
Core FFO per common share - diluted	$2.23	$2.27	$4.61	$4.57

(1) Amount for the three and six months ended June 30, 2020 includes the sale of 16 and 52 residential condominiums at The Park Loggia, respectively.
(2) Aggregate impact of (i) Gains on for-sale condominiums and (ii) For-sale condominium marketing and administrative costs, is a net gain of $1,348 and $4,808 for Q2 and YTD 2020, respectively, and a loss of $945 and $1,418 for Q2 and YTD 2019, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.

(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.

Attachment 13

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended June 30, 2020 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre	$367,978

Interest expense, net	$53,399

Interest Coverage	6.9 times

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New move-in like-term effective rent change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal like-term effective rent change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Like-Term Lease Rent Change represents the percentage change in contractual rent between two leases of the same lease term category for the same apartment. Average Like-Term Lease Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term rent change. New move-in like-term lease rent change is the change in rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal like-term lease rent change is the change in rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2020 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

Attachment 13

TABLE 5

Total debt principal (1)	$7,699,520
Cash and cash in escrow	(415,694)
Net debt	$7,283,826

Core EBITDAre	$367,978

Core EBITDAre, annualized	$1,471,912

Net Debt-to-Core EBITDAre	4.9 times

(1) Balance at June 30, 2020 excludes $11,183 of debt discount and $40,379 of deferred financing costs as reflected in unsecured notes, net, and $14,618 of debt discount and $3,130 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, for-sale condominium marketing and administrative costs and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 13

TABLE 6
	Q2	Q2	Q1	Q4	YTD	YTD
	2020	2019	2020	2019	2020	2019
Net income	$170,869	$168,305	$168,006	$167,671	$338,875	$338,723
Indirect operating expenses, net of corporate income	23,407	23,018	22,799	20,073	46,206	42,740
Expensed transaction, development and other pursuit costs, net of recoveries	388	1,766	3,334	2,428	3,722	2,388
Interest expense, net	53,399	50,010	55,914	54,190	109,313	97,902
Loss on extinguishment of debt, net	268	229	9,170	—	9,438	509
General and administrative expense	15,573	18,965	17,320	12,602	32,893	32,671
Joint venture (income) loss	(512)	(197)	(1,175)	(7,872)	(1,687)	863
Depreciation expense	176,249	162,693	177,911	171,364	354,160	324,749
Income tax (benefit) expense	(1,133)	—	91	1,825	(1,042)	(6)
Gain on sale of communities	(35,295)	(20,530)	(24,436)	(256)	(59,731)	(35,365)
Gain on other real estate transactions	(156)	(34)	(43)	(65)	(199)	(300)
Gain on for-sale condominiums, net of marketing and administrative costs	(1,348)	945	(3,460)	1,286	(4,808)	1,418
NOI from real estate assets sold or held for sale	(336)	(5,075)	(896)	(1,848)	(1,232)	(11,281)
NOI	$401,373	$400,095	$424,535	$421,398	$825,908	$795,011

Established:
New England	$52,835	$52,474	$53,680	$54,868	$106,515	$104,557
Metro NY/NJ	78,080	84,420	84,484	85,463	162,564	167,404
Mid-Atlantic	61,644	63,241	66,309	66,404	127,953	126,157
Pacific NW	19,626	20,605	20,838	20,687	40,464	40,815
No. California	77,844	78,093	80,451	79,415	158,295	156,808
So. California	74,601	80,180	82,455	82,323	157,056	160,096
Expansion Markets	3,561	3,403	3,428	3,401	6,989	6,916
Total Established	368,191	382,416	391,645	392,561	759,836	762,753
Other Stabilized	23,108	17,237	23,496	22,724	46,604	31,966
Development/Redevelopment (1)	10,074	442	9,394	6,113	19,468	292
NOI	$401,373	$400,095	$424,535	$421,398	$825,908	$795,011

(1) The Company had no Redevelopment Communities for the periods presented.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q2	Q2	Q1	Q4	YTD	YTD
	2020	2019	2020	2019	2020	2019

Revenue from real estate assets sold or held for sale	$579	$8,712	$1,424	$2,721	$2,004	$19,352
Operating expenses from real estate assets sold or held for sale	(243)	(3,637)	(528)	(873)	(772)	(8,071)
NOI from real estate assets sold or held for sale	$336	$5,075	$896	$1,848	$1,232	$11,281

Attachment 13

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for Redevelopment Communities.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2020, or which were acquired subsequent to January 1, 2019. Other Stabilized Communities excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

Attachment 13

TABLE 8
	Q2	Q2	YTD	YTD
	2020	2019	2020	2019
Rental revenue (GAAP basis)	$522,992	$538,662	$1,070,506	$1,069,966
Concessions amortized	1,873	546	2,391	1,369
Concessions granted	(11,042)	(171)	(12,130)	(577)

Rental Revenue with Concessions
on a Cash Basis	$513,823	$539,037	$1,060,767	$1,070,758

% change -- GAAP revenue		(2.9)%		0.1%

% change -- cash revenue		(4.7)%		(0.9)%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation retail tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of June 30, 2020 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2020 is as follows (dollars in thousands):

TABLE 9
Year to Date
NOI
NOI for Established Communities	$759,836
NOI for Other Stabilized Communities	46,604
NOI for Development/Redevelopment Communities (1)	19,468
NOI from real estate assets sold or held for sale	1,232
Total NOI generated by real estate assets	827,140
NOI on encumbered assets	53,756
NOI on unencumbered assets	$773,384

Unencumbered NOI	94%

(1) The Company had no Redevelopment Communities as of June 30, 2020.

Attachment 13

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.